Keryx Biopharmaceuticals Announces Expansion of Renal Franchise With the In-Licensing of Zerenex™, a Novel Phosphate Binder

Zerenex™ is currently in Phase II clinical development for the treatment of hyperphosphatemia in patients with End-Stage Renal Disease

NEW YORK, Feb. 15 /PRNewswire-FirstCall/ -- Keryx Biopharmaceuticals, Inc. (Nasdaq: KERX - News) today announced it has licensed the worldwide rights, excluding certain Asian-Pacific countries, to Zerenex™, an oral, inorganic, iron- based compound that has the capacity to bind to phosphorous and form non- absorbable complexes. Zerenex™ is currently in Phase II clinical development for the treatment of hyperphosphatemia (elevated phosphate levels) in patients with end-stage renal disease (ESRD). The Company expects that the Collaborative Study Group, the world's largest standing renal clinical trials group, which is also conducting Keryx's Sulonex™ (sulodexide oral gelcaps) pivotal Phase 3 and 4 program, will take a leadership role in the future development of Zerenex™. In accordance with the terms of the agreement, Keryx will make up-front and milestone payments as well as pay royalties on product sales.

The efficacy of Zerenex™ has been demonstrated in two previous phase II clinical trials using single fixed dose regimens. In both studies, Zerenex™ was able to significantly reduce serum phosphorous (p<.005), and the degree of reduction was comparable to calcium based products which were used as control arms in those studies (See Tables 1 and 2). Keryx's licensor is currently in the process of finalizing the results of a dose-ranging, randomized, placebo-controlled, multi-center Phase II clinical trial in 116 patients with final results from this study expected in the first half of 2006.

It is currently estimated that there are over 1 million people with ESRD in major markets, and due to aging populations and the global diabetes epidemic, the number of ESRD patients is expected to almost double by 2010. Hyperphosphatemia, or elevated phosphate levels (as measured by serum phosphorus), develops in up to 80% of ESRD patients. The Kidney Disease Outcome Quality Initiative (K/DOQI) guidelines recommend serum phosphorus for patients undergoing maintenance dialysis should be maintained between 3.5 and 5.5 mg/dL. If not treated, hyperphosphatemia can result in soft tissue and vascular calcification, which in turn raises the risk of heart disease, stroke, bone disease and increased mortality.

Currently available treatments for hyperphosphatemia do not reliably achieve treatment goals set by kidney specialists. Additionally, there are safety concerns about the use of available products. Aluminum-based products accumulate and may cause bone disease, anemia and nerve damage. Calcium-based products may lead to hypercalcemia and soft tissue calcification. Polymer- based phosphate binders are contra-indicated in certain patients with bowel obstruction and may be associated with higher incidence of metabolic acidosis. As a result, a need remains for novel, more efficient, convenient and tolerable treatment options that lower phosphate without raising calcium levels or aluminum levels and which can avoid or ameliorate the other safety concerns associated with current treatment options.

Julia Lewis, MD, Professor of Medicine, Department of Nephrology, Vanderbilt University School of Medicine and member of the Executive Committee of the CSG, remarked, "While generally effective, control of serum phosphorus with the currently approved drugs is confounded by issues of compliance, dosing frequency, pill burden, known side effects (i.e., gastrointestinal) and long-term safety of certain phosphate-binder therapies. With the growing market needs and limitations in the currently available drugs for hyperphosphatemia, we believe that this agent, which is not polymer-based and is free of aluminum, lanthanum, and calcium, represents a potential novel alternative, either alone or in combination with other first-line treatments for hyperphosphatemia in ESRD patients."

Michael S. Weiss, Chairman and Chief Executive Officer of Keryx Biopharmaceuticals, commented on the in-licensing, "We are extremely pleased to be able to expand our portfolio of product candidates for the treatment of patients with renal disease. With Sulonex™ (KRX-101) as our lead product candidate for the treatment of diabetic nephropathy, Zerenex™ represents an important complementary product that will leverage our current clinical relationships and expertise and should utilize the same commercialization channels as Sulonex™." Mr. Weiss added, "We look forward to the final Zerenex™ dose ranging phase II data that will be available in the next few months and to the participation of the Collaborative Study Group in the future development of this compound."

Keryx in-licensed the rights to Zerenex™ from Panion & BF Biotech, Inc., a drug development company based in Taiwan. Panion holds one use patent (expiring 2020, including 3 years of expected patent term extension) and two manufacturing process patents (expiring 2023).

Table 1. Effects on Serum Phosphorus at 4 weeks (n=28)

Open Label, Randomized, Parallel Groups, 2 sites

	Serum Phosphate		Change from
Baseline
	Baseline	End-Point
(Four Weeks)
	(mg/dL)	(mg/dL)
Zerenex(TM)	7.2 +/- 2.5	5.9 +/- 2.0	P<0.005
(4.5 g/day)

Calcium Acetate	7.2 +/- 2.0	5.6 +/- 1.7	P<0.005
(PhosLo®)
(4 g/day)(1)

(1)	Serum calcium increased significantly from baseline to end of treatment (8.7 +/- 0.5 mg/dL to 9.2 +/- 0.7 mg/dL) only in the calcium acetate group.

Table 2. Effects on Serum Phosphorus at 4 weeks (n=54).

Open Label, Randomized, Crossover, 2 sites

	Serum Phosphate		Change from
Baseline
	Baseline	End-Point
(Four Weeks)
	(mg/dL)	(mg/dL)
Zerenex(TM)	6.7 +/- 1.9	5.7 +/- 1.6	P<0.001
(3g/day)

Calcium Carbonate	7.2 +/- 1.9	5.2 +/- 1.5	P<0.001
(3g/day)(1)

(1)	Serum calcium increased only in patients treated with calcium carbonate.

ABOUT KERYX BIOPHARMACEUTICALS, INC.

Keryx Biopharmaceuticals, Inc. is focused on the acquisition, development and commercialization of novel pharmaceutical products for the treatment of life-threatening diseases, including diabetes and cancer. Keryx's lead compound under development is KRX-101 (sulodexide), a first-in-class, oral heparinoid compound for the treatment of diabetic nephropathy, a life- threatening kidney disease caused by diabetes. KRX-101 is in a pivotal Phase 3 and Phase 4 clinical program under a Special Protocol Assessment with the Food & Drug Administration. Additionally, Keryx is developing clinical-stage oncology compounds, including KRX-0401, a novel, first-in-class, oral modulator of Akt, a pathway associated with tumor survival and growth, and other important signal transduction pathways. KRX-0401 is currently in Phase 2 clinical development for multiple tumor types. Keryx also has an active in- licensing and acquisition program designed to identify and acquire additional drug candidates. Keryx is headquartered in New York City.